Exhibit 10

THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), made and entered into as of October 5, 2012, is by and among The Dolan Company, a Delaware corporation (“Dolan”), as a Borrower and as the Borrowers’ Agent, the Subsidiaries of Dolan from time to time party to the Credit Agreement defined below (together with Dolan, the “Borrowers”), the Lenders from time to time party to the Credit Agreement, and U.S. Bank National Association, a national banking association (“USBNA”), as LC Issuer, Swing Line Lender and Administrative Agent.

RECITALS

A. The Borrowers’ Agent, the Borrowers, the Lenders and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement dated as of December 6, 2010, as amended by the Omnibus Reaffirmation and Amendment Agreement dated January 31, 2011, the First Amendment to Third Amended and Restated Credit Agreement dated as of September 30, 2011 and the Second Amendment to Third Amended and Restated Credit Agreement dated as of March 6, 2012 (as further amended, supplemented or modified from time to time, the “Credit Agreement”).

B. The Borrowers’ Agent has requested the adjustment of certain financial covenants and certain other amendments to the Credit Agreement.

C. The Lenders are willing to adjust certain financial covenants and amend certain other provisions of the Credit Agreement, in each case on and subject to the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

Section 2. Amendment. Subject only to the terms of Section 3, the Credit Agreement is hereby amended as follows:

2.1. Deleted Definitions. The definition of “Acquisition Triggering Event” set forth in Section 1.1 of the Credit Agreement is hereby deleted.

2.2. Amended Definitions. The definitions of “Adjusted EBITDA,” “Aggregate Revolving Commitment,” “Conversion Date,” “Converted Amount,” “Equity Interests,” “Fixed Charge Coverage Ratio,” “Minimum Adjusted EBITDA,” “Permitted Acquisition” and “Subordinated Debt” and set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read as follows:

“Adjusted EBITDA”: For any Person for any period of calculation, the Consolidated Net Income, excluding interest income, of such Person before provision for income taxes and interest expense (including imputed interest expense on Capitalized Leases), but including any non-controlling interest in the net income of Subsidiaries, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) depreciation, amortization and goodwill impairment expense; (b) non-operating gains (including extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (c) similar non-operating losses during such period; (d) customary and reasonable non-recurring out-of-pocket transaction fees and expenses incurred in connection with a Permitted Acquisition during the applicable period; (e) cash distributions paid with respect to non-controlling interests in Subsidiaries; (f) share-based compensation and other non-cash compensation expense; (g) non-cash fair value adjustments on the earnout-related liabilities recorded in connection with Acquisitions; (h) reasonable severance charges in connection with the termination of any employee; (i) charges in fiscal year 2012 in an amount not to exceed $10,000,000 arising from an increase in reserves on accounts receivable from the Albertelli Law firm; and (j) other non-cash charges acceptable to the Administrative Agent.

“Aggregate Revolving Commitment”: The aggregate of the Revolving Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the Third Amendment Closing Date (after giving effect to the Converted Term Loans), the Aggregate Revolving Commitment is $65,000,000.

“Conversion Date”: The Third Amendment Closing Date.

“Converted Amount”: $100,000,000.

“Equity Interests”: All shares, interests, participation or other ownership interests, however designated, of or in a corporation, limited liability company, partnership or other entity, whether or not voting, including common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing; provided that no Permitted Convertible Debt shall constitute an Equity Interest.

“Fixed Charge Coverage Ratio”: For any period of determination, the ratio of

(a) Adjusted EBITDA, minus income taxes paid in cash, minus Net Capital Expenditures paid in cash, minus Restricted Payments paid in cash (other than (i) Restricted Payments from one Borrower to another Borrower, (ii) stock repurchases made pursuant to Section 6.18(e) and (iii) cash dividends made pursuant to Section 6.18(f)), to

(b) Net Interest Expense, plus all scheduled principal payments in respect of the Converted Term Loans, plus all other principal payments required with respect to Total Liabilities bearing interest (whether actual or imputed) excluding (i) principal payments made under Section 2.2(a), 2.2(d) or 2.6.4 of this Agreement and (ii) any earn-out payments required to be made in connection with the ACT Acquisition, plus all payments made pursuant to Acquisition Services Agreements, plus cash dividends made pursuant to Section 6.18(f), in each case determined for the four consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on or most recently ended before such date on a consolidated basis in accordance with GAAP.

“Minimum Adjusted EBITDA”: As of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on such date, the following amount applicable to such fiscal quarter ending on such date: (a) for the fiscal quarter ending September 30, 2012 through the fiscal quarter ending September 30, 2013, $34,000,000, (b) for the fiscal quarter ending December 31, 2013 through the fiscal quarter ending September 30, 2014, $36,000,000 and (c) $38,000,000 for each fiscal quarter thereafter.

“Permitted Acquisition”: (i) Any Acquisition by a Borrower or a Subsidiary of a Borrower that will become a Borrower pursuant to Section 6.16 where (a) the business or division acquired is substantially similar or materially related to, or the Person acquired is engaged in a business or businesses substantially similar or materially related to, any of the businesses engaged in by the Borrowers on the Closing Date, (b) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (c) the Available Aggregate Revolving Commitment is not less than $10,000,000 after making such Acquisition, (d) (1) subject to subclause (d)(2) of this definition of Permitted Acquisition, until the earlier to occur of (A) two consecutive fiscal quarter ends in which the Total Cash Flow Leverage Ratio is less than 3.00 to 1.00 as reported pursuant to Section 6.1(c) and (B) the Compliance Certificate for the fiscal quarter ending September 30, 2014 has been delivered pursuant to Section 6.1(c) demonstrating compliance with Section 6.26, the total consideration to be paid by the Borrowers in connection with such Acquisition does not exceed $1,000,000 for any one such Acquisition (excluding any earn-out payment), or, together with any earn-out payment payable in such fiscal year in respect of any other Permitted Acquisition (other than any earn out payments made in connection with the ACT Acquisition prior to the Third Amendment Closing Date), $2,000,000 in the aggregate with all other Permitted Acquisitions in any fiscal year of the Borrowers, (2) thereafter, so long the Total Cash Flow Leverage Ratio, on a pro forma basis reflecting consummation of the Acquisition under consideration and as of the last day of the fiscal quarter ending immediately prior to the consummation of such Acquisition, is 0.25 less than the then-applicable maximum ratio, the total consideration to be paid by the Borrowers in connection with such Acquisition does not exceed $10,000,000 for any one such Acquisition (excluding any earn-out payment), or, together with any earn-out payment payable in such fiscal year in respect of any other Permitted Acquisition, $20,000,000 in the aggregate with all other Permitted Acquisitions in any fiscal year of the Borrowers, (e) immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.26, (f) the Board of Directors of the target has approved such Acquisition and the Acquisition is otherwise being consummated on a non-hostile basis, (g) reasonably prior to such Acquisition, the Administrative Agent shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens on the assets or business to be acquired (other than Liens permitted by Section 6.23) upon consummation thereof, (h) reasonably prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the material terms and conditions, including material economic terms, of the proposed Acquisition, and the calculation of Pro Forma EBITDA relating thereto, (i) consents shall have been obtained, if necessary, in favor of the Administrative Agent and the Senior Secured Parties to the collateral assignment of rights and indemnities under the related acquisition documents and (if delivered to the Borrowers) opinions of counsel for the selling party in favor of the Administrative Agent and the Lenders shall have been delivered, (j) the provisions of Section 6.16 have been satisfied and (k) the Total Cash Flow Leverage Ratio, as of the most recent reporting period, is less than 3.50 to 1.00; (ii) during any period when subclause (d)(2) of the definition of Permitted Acquisition is in effect, any Acquisition by the Borrowers that does not satisfy all of the conditions described in subclauses (a) through (j) of clause (i) of the definition of Permitted Acquisition but does satisfy the conditions described in subclauses (b), (c), (e), (f), (g), (j) and (k) of clause (i) of the definition of Permitted Acquisitions and the total consideration to be paid by the Borrowers in connection with such Acquisition does not exceed $5,000,000 for any one Acquisition or $10,000,000 in the aggregate in any fiscal year; or (iii) any Acquisition consented to in writing by the Required Lenders. For purposes of the foregoing, “total consideration” shall mean, without duplication, cash or other consideration paid, the fair market value of property or Equity Interests exchanged (or the face amount, if preferred stock) other than common stock of Dolan, the total amount of any deferred payments or purchase money debt, all Seller Indebtedness, and the total amount of any Indebtedness assumed or undertaken in such transactions.

“Subordinated Debt”: Permitted Convertible Debt and any other Indebtedness of any Borrower, now existing or hereinafter credited, incurred or arising, that is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Required Lenders have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of any Borrower existing on the date of this Agreement and set forth on Schedule 1.1.

2.3. New Definitions. The following new definitions are added to Section 1.1 of the Credit Agreement in the proper alphabetical order:

“Excess Cash Flow”: For any fiscal year, (a) Adjusted EBITDA for such period, minus (b) income taxes paid in cash during such period, minus (c) Net Interest Expense paid in cash during such period, minus (d) all scheduled principal payments made in respect of Indebtedness during such period (excluding mandatory prepayments upon the Term Loans or Converted Term Loans made with Excess Cash Flow pursuant to Section 2.6.4), minus (e) any voluntary prepayment of Indebtedness during such period permitted pursuant to Section 6.18, provided that such prepayment is a permanent reduction of such Indebtedness, minus (f) Net Capital Expenditures paid in cash during such period, minus (g) Restricted Payments paid in cash (other than (x) Restricted Payments from one Borrower to another Borrower, (y) stock repurchases made pursuant to Section 6.18(e) and (z) cash dividends made pursuant to Section 6.18(f)), and plus or minus (as appropriate) (h) the net change in working capital (excluding changes in cash and Cash Equivalent Investments, changes in current Indebtedness, changes in Revolving Loans, changes in deferred taxes and changes in the deferred revenues), in each case without duplication and as calculated in accordance with GAAP and on a consolidated basis for the Borrowers and their Subsidiaries.

“Net Cash Proceeds”: The excess of (a) the sum of the cash and cash equivalents received in connection with the issuance of Permitted Convertible Debt less (b) the underwriting discounts and commissions, fees and expenses in connection with any amendment to this Agreement required at that time in connection therewith, and other reasonable and customary out-of-pocket expenses, incurred by Dolan in connection therewith.

“Permitted Convertible Debt”: Unsecured convertible or subordinated debt of Dolan in a total amount not to exceed $75,000,000, on terms acceptable to the Administrative Agent, including with a stated maturity date not earlier than six months after the Facility Termination Date (it being understood that such debt may have mandatory prepayment, repurchase or redemption provisions) and with covenants no more restrictive than those set forth in this Agreement.

“Third Amendment Closing Date”: October 5, 2012.

2.4. Required Payments. Section 2.2(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Converted Term Loans. The Borrowers shall make quarterly principal payments in an amount equal to 2.5% of the Converted Amount (10% per annum) for application to the Converted Term Loans on the last day of each fiscal quarter, commencing on December 31, 2012.

2.5. Commitment Reduction; Mandatory Prepayments. Section 2.6 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.6 Reductions in Aggregate Revolving Commitment; Prepayments.

2.6.1 Optional Reduction of Revolving Commitment. In addition to the mandatory reduction in the Aggregate Revolving Commitment pursuant to Sections 2.23, the Borrowers may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders in the minimum amount of $1,000,000, upon at least five Business Days’ written notice from the Borrowers’ Agent to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Aggregate Revolving Credit Exposure.

2.6.2 Accrued Commitment Fees. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6.3 Mandatory Prepayment for Permitted Convertible Debt. Upon the issuance of any Permitted Convertible Debt, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any Borrower. The first $50,000,000 of Net Cash Proceeds from the issuance of Permitted Convertible Debt shall be applied first to the prepayment of the outstanding Term Loans and then to the prepayment of Converted Term Loans, in each case on a pro rata basis to all remaining scheduled principal payments of the Term Loans or Converted Term Loans, as applicable, and all Net Cash Proceeds in excess of $50,000,000 from the issuance of Permitted Convertible Debt shall be applied ratably to the outstanding Revolving Loans with no reduction of the Aggregate Revolving Commitment.

2.6.4 Mandatory Prepayments of Excess Cash Flow. Commencing with the fiscal year ending December 31, 2013, for any fiscal year of the Borrowers that the Total Cash Flow Leverage Ratio is greater than or equal to 3.00 to 1.00, calculated as of the last day of such fiscal year, not later than March 31 of the immediately following fiscal year, the Borrowers shall prepay the Terms Loans and Converted Term Loans by an amount equal to (A) 50% of Excess Cash Flow, if any, for such fiscal year, less (B) the amount of all prepayments made by the Borrowers pursuant to Section 2.6.5 that were applied to the Term Loans or the Converted Term Loans during the period from the last Excess Cash Flow payment date to the current Excess Cash Flow payment date. Any such prepayment shall be applied first to the outstanding Term Loans and then to the Converted Term Loans, in each case on a pro rata basis to all remaining scheduled principal payments of the Term Loans or Converted Term Loans, as applicable.

2.6.5 Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $500,000, or if more, in integral multiples of $100,000 above $500,000, any portion of the outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice to the Administrative Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice from the Borrowers’ Agent to the Administrative Agent and the Swing Line Lender by 12:00 p.m. (Minneapolis time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 or if more, in integral multiples of $100,000 above $1,000,000, any portion of the outstanding Eurocurrency Advances upon two Business Days’ prior notice from the Borrowers’ Agent to the Administrative Agent.

2.6. Converted Term Loan Procedure. Section 2.23(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) Procedure. On or prior to the Third Amendment Closing Date, the Borrowers’ Agent shall be deemed to have delivered a written notice of conversion to the Administrative Agent. Such notice shall be irrevocable and shall be deemed a representation by each Borrower that on the Third Amendment Closing Date and after giving effect to the Converted Term Loans, the applicable conditions specified in Article IV have been and will be satisfied. The Borrowers’ Agent may, on or prior to the Conversion Date specify, subject to Section 2.8, whether the Converted Term Loan will be funded as Base Rate Advances or Eurocurrency Advances, and in the case of Eurocurrency Advances, the duration of the initial Interest Period applicable thereto; provided, however, that no Converted Term Loans shall be funded as Eurocurrency Advances if a Default or Event of Default has occurred and is continuing and notice has been given pursuant to the first sentence of Section 2.10, except that Eurocurrency Advances in respect of the Revolving Loans may be continued as Eurocurrency Advances in respect of the Converted Term Loan for the remaining Interest Period in respect of such Advance. On the Conversion Date, each Lender will convert its Revolving Loans to Converted Term Loans in an amount equal to its Revolving Percentage of the Converted Amount; provided, however, that if the Borrowers’ Agent did not indicate whether the Converted Term Loans will be funded as Base Rate Advances or Eurocurrency Advances, such Converted Term Loans will be funded as Base Rate Advances.

2.7. Financial Reports. Section 6.1(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters and 90 days after the end of the fiscal year, a Compliance Certificate in the form attached hereto as Exhibit A signed by the chief financial officer of the Borrowers’ Agent on behalf of the Borrowers demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.25 and 6.26, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers proposes to take with respect thereto.

2.8. Restricted Payments. Section 6.18 of the Credit Agreement is hereby amended in its entirety to read as follows:

6.18. Restricted Payments. No Borrower or Subsidiary will make any Restricted Payments, other than, so long as no Default or Event of Default has occurred and is continuing nor would result therefrom, (a) payments made under Acquisition Services Agreements, (b) Restricted Payments made to repurchase Equity Interests of any Borrower owned by an officer, director, consultant or employee of any Borrower in connection with the termination of such officer’s, director’s, consultant’s or employee’s employment, provided the aggregate amount of such Restricted Payments under this Section 6.18(b) made by the Borrowers in any fiscal year does not exceed $1,000,000, (c) Restricted Payments made from one Borrower to another Borrower, (d) Restricted Payments consisting of dividends (including tax payments) payable to minority owners of a Subsidiary that is not a Wholly-Owned Subsidiary pursuant to the terms of the relevant constituent document, (e) Restricted Payments made to repurchase stock of Dolan so long as after giving effect thereto the Borrowers’ Total Cash Flow Leverage Ratio is less than or equal to 2:00 to 1:00, (f) Restricted Payments consisting of cash dividends payable to common shareholders of Dolan, (g) Restricted Payments consisting of prepayments of Indebtedness incurred in connection with Permitted Acquisitions or under Acquisition Services Agreements so long as the aggregate amount prepaid by the Borrowers does not exceed $5,000,000, (h) Restricted Payments made in cash in connection with any conversion of any Permitted Convertible Debt, or to repurchase or redeem all or any portion of any Permitted Convertible Debt so long as (i) after giving effect thereto the Borrowers’ Total Cash Flow Leverage Ratio is less than or equal to 2.00 to 1.00 and (ii) the aggregate amount paid by the Borrowers in cash in connection with any conversion, repurchase or redemption of any Permitted Convertible Debt in any fiscal year, together with any amounts paid pursuant to Section 6.18(i) in such fiscal year, does not exceed $5,000,000, (i) Restricted Payments in the form of cash payments in lieu of the issuance of fractional shares upon conversion of any Permitted Convertible Debt, so long as the aggregate amount of such cash payments by the Borrowers in any fiscal year, together with any amounts paid pursuant to Section 6.18(h) in such fiscal year, does not exceed $5,000,000, (j) Restricted Payments in the form of delivery of common stock of Dolan in connection with the conversion or settlement of any Permitted Convertible Debt, (k) payments made in satisfaction of APC’s obligations under Section 7.7 of the APC LLC Agreement, as may be amended in accordance with the terms of this Agreement, or (l) payments made in satisfaction of Dolan’s obligations under Section 7.7 of the DiscoverReady LLC Agreement, as may be amended from time to time in accordance with the terms of this Agreement.

2.9. Indebtedness. Section 6.22 of the Credit Agreement is hereby amended to add a new clause (m) as follows and to renumber the existing clause (m) as appropriate:

(m) Subject to Section 2.6.3, Permitted Convertible Debt; and

2.10. Fixed Charge Coverage Ratio. Section 6.25 of the Credit Agreement is hereby amended in its entirety to read as follows:

6.25. Fixed Charge Coverage Ratio. The Borrowers and their Subsidiaries will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on the dates indicated, to be less than (a) 1.20 to 1.00 for the fiscal quarter ending September 30, 2012 through the fiscal quarter ending September 30, 2013, (b) 1.25 to 1.00 for the fiscal quarter ending December 31, 2013 through the fiscal quarter ending September 30, 2014 and (c) 1.30 to 1.00 for each fiscal quarter thereafter.

2.11. Total Cash Flow Leverage Ratio. Section 6.26 of the Credit Agreement is hereby amended in its entirety to read as follows:

6.26 Total Cash Flow Leverage Ratio. The Borrowers and their Subsidiaries will not permit the Total Cash Flow Leverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on the dates indicated, to be equal to or more than (a) 4.50 to 1.00 for the fiscal quarter ending September 30, 2012 through the fiscal quarter ending March 31, 2013, (b) 4.25 to 1.00 for the fiscal quarter ending June 30, 2013, (c) 4.00 to 1.00 for the fiscal quarter ending September 30, 2013, (d) 3.75 to 1.00 for the fiscal quarter ending December 31, 2013, (e) 3.50 to 1.00 for the fiscal quarter ending March 31, 2014, (f) 3.25 to 1.00 for the fiscal quarter ending June 30, 2014 and (g) 3.00 to 1.00 each fiscal quarter thereafter.

2.12. Minimum Adjusted EBITDA. Section 6.27 of the Credit Agreement is hereby amended in its entirety to read as follows:

6.27 Minimum Adjusted EBITDA. The Borrowers and their Subsidiaries will not permit the Borrowers’ Adjusted EBITDA, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be less than the Minimum Adjusted EBITDA.

2.13. Pricing Schedule. The Pricing Schedule to the Credit Agreement is hereby amended in its entirety to read as set forth on the Pricing Schedule attached hereto.

2.14. Compliance Certificate. Exhibit A of the Credit Agreement is hereby amended in its entirety to read as set forth on Exhibit A attached hereto.

Section 3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to fulfillment of the following conditions precedent:

3.1. The Borrowers and the Required Lenders have executed and delivered this Amendment.

3.2. The Borrowers shall have executed and delivered to each Lender (a) an amended and restated Note reflecting its reduced Revolving Commitment and (b) a Note reflecting its Converted Term Loan.

3.3. A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the date hereof and certifying as to the following:

(a) a true and accurate copy of the resolutions or unanimous written consent of the Borrower authorizing the execution, delivery, and performance of this Amendment and the Notes;

(b) there have been no changes in the incumbency, names, titles, and signatures of the officers of such Person authorized to execute the Loan Documents (including this Amendment and the Notes) to which the Borrower is a party and, as to the Borrowers’ Agent, to request Loans and the issuance of Letters of Credit, since the incumbencies were last certified to the Lenders, or specifying any changes; and

(c) there has been no amendment to the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such Borrower since true and accurate copies of the same were last delivered to the Lenders, or specifying any changes.

3.4. The Administrative Agent shall have received a certificate of even date herewith of an Authorized Officer of the Borrowers certifying as to the matters set forth in Section 4.2(a) and (b) of the Credit Agreement and that the representations and warranties set forth in Section 5 hereof are true and correct.

3.5. The Administrative Agent shall have received certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Amendment.

3.6. All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in scope, form and substance to the Administrative Agent, such documents where appropriate to be certified by proper corporate or governmental authorities.

3.7. The Administrative Agent shall have received from Dolan any amendment fees and upfront fees due to the undersigned Lenders, along with all other fees and expenses due and owing in connection with this Amendment. The fees described in this Section 3.7 shall be nonrefundable and fully earned when paid.

Section 4. Defaults and Waiver.

4.1. Defaults, Events of Default and Impairment Events. The Borrowers have informed the Administrative Agent and the Lenders that they may have failed to satisfy the covenants contained in Sections 6.25, 6.26 and 6.27 of the Credit Agreement (as such Sections existed prior to the effectiveness of this Amendment) for the periods ending on or prior to September 30, 2012. As a result, one or more Events of Default may have occurred under Section 7.3 of the Credit Agreement by virtue of such failure. In addition, the Borrowers have informed the Administrative Agent and the Lenders that (a) they anticipate a write down of intangible assets in 2012 arising in part out of the termination or restructuring of their service contracts with the Albertelli Law firm, and the establishment of a reserve against or write off of any receivable from the Albertelli Law firm, and (b) there may be a write down, impairment charge, or acceleration of amortization of goodwill or other intangible assets for fiscal year 2012 arising out of, or with respect to APC or the National Default Exchange mortgage default processing services reporting unit of Dolan (clauses (a) and (b) collectively, the “Impairment Events”). As a result of the Impairment Events, the representation and warranty set forth in Section 5.6 of the Credit Agreement relating to a Material Adverse Effect may not be true and correct as of the Borrowing Date of any Credit Extension, which would cause (i) the Borrowers to be unable to comply with Section 4.2(b) of the Credit Agreement with respect to any Credit Extension and (ii) a Default or Event of Default under Section 7.1 of the Credit Agreement if such representation and warranty were made on any such Borrowing Date.

4.2. Waiver. Upon the Third Amendment Effective Date, the Lenders hereby (a) waive the Borrowers’ Defaults and Events of Default arising under Section 7.3 of the Credit Agreement described in the preceding Section 4.1, and (b) waive the Borrowers’ compliance with Section 5.6 of the Credit Agreement, the requirements of Section 4.2(b) of the Credit Agreement and any Defaults or Events of Default that may arise under Section 7.1 of the Credit Agreement, in each case solely with respect to the Impairment Events to the extent described in the preceding Section 4.1 (clauses (a) and (b) collectively, the “Specified Defaults”). The Borrowers agree that the waiver of the Specified Defaults set forth in this Section 4.2 shall be limited to the precise meaning of the words as written herein and shall not be deemed (i) to be a consent to any waiver or modification of any other term or condition of the Credit Agreement or (ii) to prejudice any right or remedy that the Administrative Agent or any Lender may now have or may in the future have under or in connection with the Credit Agreement with respect to Defaults or Events of Default other than the Specified Defaults. The Borrowers acknowledge and agree that the waiver set forth in this Section 4.2 is provided by the Administrative Agent and the Lenders as a financial accommodation to the Borrowers. Except as expressly set forth herein, the waiver described in this Section 4.2 shall not alter, affect, release or prejudice in any way any of the Borrowers’ obligations under the Credit Agreement. The waivers set forth herein shall not constitute a waiver by the Administrative Agent or any Lender of any other Default or Event of Default, if any, under the Credit Agreement, and shall not be, and shall not be deemed to be, a course of action with respect thereto upon which the Borrowers may rely in the future, and each Borrower hereby expressly waives any claim to such effect.

Section 5. Representations, Warranties, Authority, No Adverse Claim.

5.1. Reassertion of Representations and Warranties, No Default. Each Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Credit Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement and except for representations and warranties made as of a specific earlier date, which shall be true and correct in all material respects as of such earlier date, and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date that has not been waived by the Lenders.

5.2. Authority, No Conflict, No Consent Required. Each Borrower represents and warrants that such Borrower has the power and legal right and authority to enter into this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment (the “Amendment Documents”) and has duly authorized as appropriate the execution and delivery of the Amendment Documents and other agreements and documents executed and delivered by such Borrower in connection herewith or therewith by proper corporate action, and none of the Amendment Documents nor the agreements contained herein or therein contravenes or constitutes a default under any agreement, instrument or indenture to which such Borrower is a party or a signatory or a provision of such Borrower’s constituent documents or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Lenders. Each Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by such Borrower of the Amendment Documents or other agreements and documents executed and delivered by such Borrower in connection therewith or the performance of obligations of such Borrower therein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Lenders.

5.3. No Adverse Claim. Each Borrower warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give such Borrower a basis to assert a defense, offset or counterclaim to any claim of the Lenders with respect to the Obligations.

Section 6. Limited Purpose Amendment. Notwithstanding anything contained herein, the Amendment (a) is a limited amendment, (b) is effective only with respect to the specific instance and the specific purpose for which it is given, (c) shall not be effective for any other purpose, and (d) does not constitute the basis for a waiver and, except as expressly set forth in Section 2 and subject to Section 3, does not constitute an amendment of any of the provisions of the Credit Agreement. Except as expressly provided in Section 2 and subject to Section 3, (i) all of the terms and conditions of the Credit Agreement remain in full force and effect and none of such terms and conditions are, or shall be construed as, otherwise amended or modified, and (ii) nothing in this Amendment shall constitute a waiver by the Lenders of any Default or Event of Default, or of any right, power or remedy available to the Lenders under the Credit Agreement or any other Loan Document, whether any such defaults, rights, powers or remedies presently exist or arise in the future.

Section 7. Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Lenders and the Borrowers each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment. Each Borrower confirms to the Lenders that the Obligations are and continue to be secured by the security interest granted by the Borrowers in favor of the Lenders under the Collateral Documents, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrowers under such documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrowers.

Section 8. Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.

Section 9. Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 10. Successors. The Amendment Documents shall be binding upon the Borrowers and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Lenders and the successors and assigns of the Lenders.

Section 11. Legal Expenses. As provided in Section 9.6 of the Credit Agreement, the Borrowers agree to pay or reimburse the Administrative Agent, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent, including filing and recording costs and fees, charges and disbursements of outside counsel to the Administrative Agent (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Administrative Agent in certain matters) and/or the allocated costs of in-house counsel.

Section 12. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 13. Counterparts. This Amendment and any other Amendment Document may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to the Amendment or any other Amendment Document may execute any such agreement by executing a counterpart of such agreement. Signature pages delivered by facsimile or other electronic transmission (including by email in .pdf format) shall be considered original signatures hereto, all of which shall be equally valid.

Section 14. Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES AND THEIR AFFILIATES.

[The next page is the signature page.]

IN WITNESS WHEREOF, parties hereto have executed this Amendment as of the date first above written.

THE DOLAN COMPANY

By:	/s/ Vicki J. Duncomb
Name:	Vicki J. Duncomb
Title:	Chief Financial Officer

DOLAN MEDIA HOLDING COMPANY COUNSEL PRESS, LLC

DAILY JOURNAL OF COMMERCE, INC.

DAILY REPORTER PUBLISHING COMPANY DOLAN APC LLC

DOLAN DLN LLC

DOLAN PUBLISHING COMPANY

DOLAN PUBLISHING FINANCE COMPANY NOPG, L.L.C.

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, CFO and Treasurer

DISCOVERREADY LLC

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, Secretary and Treasurer

AMERICAN PROCESSING COMPANY, LLC
By:	Dolan APC LLC, its Managing Member

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, CFO and Treasurer

[Signature Page 1 to Third Amendment]

THE DAILY RECORD COMPANY, LLC

IDAHO BUSINESS REVIEW, LLC

THE JOURNAL RECORD PUBLISHING CO., LLC

LAWYER’S WEEKLY, LLC

LONG ISLAND BUSINESS NEWS, LLC

MISSOURI LAWYERS MEDIA, LLC

NEW ORLEANS PUBLISHING GROUP, L.L.C. DATASTREAM CONTENT SOLUTIONS, LLC LEGISLATIVE INFORMATION SERVICES

OF AMERICA, LLC

FINANCE AND COMMERCE, INC.

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President

ARIZONA NEWS SERVICE, LLC

FEDERAL NEWS SERVICE LLC

NATIONAL DEFAULT EXCHANGE GP, LLC

NATIONAL DEFAULT EXCHANGE HOLDINGS, LP

NATIONAL DEFAULT EXCHANGE, LP

NATIONAL DEFAULT EXCHANGE MANAGEMENT, INC.

NDEX TECHNOLOGIES, LLC

NDEX TITLE SERVICES, L.L.C.

NDEX WEST, LLC

THP / NDEX AIV CORP.

THP / NDEX AIV, L.P.

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President and Secretary

[Signature Page 2 to Third Amendment]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as LC Issuer and as Administrative Agent

By:	/s/ Bradley R. Sprang
Name:	Bradley R. Sprang
Title:	Vice President

[Signature Page 3 to Third Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender and Syndication Agent

By:
Name:
Title:

[Signature Page 4 to Third Amendment]

BANK OF THE WEST,
as a Lender

By:	/s/ David Wary
Name:	David Wary
Title:	Vice President

[Signature Page 5 to Third Amendment]

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Nicholas Myers
Name:	Nicholas Myers
Title:	Senior Vice President

[Signature Page 6 to Third Amendment]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ A. Quinn Richardson
Name:	A. Quinn Richardson
Title:	SVP

[Signature Page 7 to Third Amendment]

COMERICA BANK,
as a Lender

By:	/s/ Mark J. Leveille
Name:	Mark J. Leveille
Title:	Vice President

[Signature Page 8 to Third Amendment]

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS	LEVEL VII STATUS	LEVEL VIII STATUS	LEVEL IX STATUS
Eurocurrency Rate	2.00%	2.25%	2.50%	2.75%	3.00%	3.50%	4.50%	5.00%	5.50%
Base Rate	0.50%	0.75%	1.00%	1.25%	1.50%	2.00%	3.00%	3.50%	4.00%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS	LEVEL VII STATUS	LEVEL VIII STATUS	LEVEL IX STATUS
Commitment Fee	0.25%	0.30%	0.35%	0.40%	0.45%	0.50%	0.575%	0.60%	0.65%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrowers delivered pursuant to Section 6.1(a) or (b).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Total Cash Flow Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Total Cash Flow Leverage Ratio is less than 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I Status or Level II Status and (ii) the Total Cash Flow Leverage Ratio is less than 2.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II or III Status and (ii) the Total Cash Flow Leverage Ratio is less than 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II, III or IV Status and (ii) the Total Cash Flow Leverage Ratio is less than 3.00 to 1.00.

“Level VI Status” exists at any date if, as of the last day of a fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II, III, IV or V Status and (ii) the Total Cash Flow Leverage Ratio is less than 3.50 to 1.00.

“Level VII Status” exists at any date if, as of the last day of a fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II, III, IV, V or VI Status and (ii) the Total Cash Flow Leverage Ratio is less than 3.75 to 1.00.

“Level VIII Status” exists at any date if, as of the last day of a fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II, III, IV, V, VI or VII Status and (ii) the Total Cash Flow Leverage Ratio is less than 4.00 to 1.00.

“Level IX Status” exists at any date if, as of the last day of a fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II, III, IV, V, VI, VII or VIII Status and (ii) the Total Cash Flow Leverage Ratio is equal to or greater than 4.00 to 1.00.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI Status, Level VII Status, Level VIII Status or Level IX Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrowers’ Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Borrower and its Subsidiaries is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

Pricing Schedule	2

EXHIBIT A TO

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit	Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Third Amended and Restated Credit Agreement dated as of, December 6, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) by and among The Dolan Company, as a Borrower and as the Borrowers’ Agent (the “Borrowers’ Agent”), the Subsidiaries of the Borrowers’ Agent from time to time party thereto (together with the Borrowers’ Agent, the “Borrowers”), the Lenders from time to time party thereto, and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. The Person executing on behalf of the undersigned is the duly elected chief financial officer of the Borrowers’ Agent;

2. The chief financial officer has reviewed the terms of the Agreement and has made, or has caused to be made under his or her supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the fifth day following the delivery hereof.

6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, the Security Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             ,             .

THE DOLAN COMPANY, as Borrowers’ Agent

By:
Its:	Chief Financial Officer

Compliance Certificate	2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,              with

Provisions of             ,             ,              and              of

the Agreement

Fixed Charge Coverage Ratio (Minimum: to 1.00) (Section 6.25)		to 1.00

Total Cash Flow Leverage Ratio (Maximum: to 1.00) (Section 6.26)		to 1.00

Minimum Adjusted EBITDA (Minimum $ ) (Section 6.27)		$

Investments

Permitted Acquisitions permitted under clause (i) of definition of Permitted Acquisitions (Maximum per Acquisition or in the aggregate)		$ per

Permitted Acquisitions permitted under clause (ii) of definition of Permitted Acquisitions (Maximum per Acquisition or in the aggregate)		$ per

Investments in DiscoverReady permitted under Section 6.21(h)(ii)(B)		$

(i) aggregate DiscoverReady Investments (up to $5,000,000 net of actual cash returns on investment)	$ (C)

(ii) aggregate principal amount of Indebtedness outstanding pursuant to 6.22(l)(ii)(B)	$ (D)

(Maximum = C – D = $ )

Investments permitted under Section 6.21(k) (Maximum $10,000,000)		$

The computations with respect to the foregoing are set forth on the attached spreadsheet.

Compliance Certificate	3